Exhibit 2

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

Notification is made in accordance with Listing Rule 9.6.14R(2) that Luc Jobin, a Non-Executive Director of British American Tobacco p.l.c., has been appointed as a Non-Executive Director of Gildan Activewear Inc., a company listed on the Toronto Stock Exchange and New York Stock Exchange, with effect from 18 February 2020.

O J Martin
Assistant Secretary

20 February 2020

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